ATTACHMENT Q.77C

THE GERMANY FUND, INC.

Item 77C (a), (b) and (c): Registrant incorporates by reference Registrant's Proxy Statement dated May 18, 2005, filed on May 18, 2005 (Accession No. 0000891092-05-000977).


Item 77C (c):
THE GERMANY FUND, INC.
REPORT OF STOCKHOLDERS' MEETING (unaudited)

The Annual Meeting of Stockholders of The Germany Fund, Inc. was held on June 21, 2005. At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):


1. To elect three Directors to serve for a term of three years until their successors are elected and qualify.

                                                        Number of Votes
                                                  -------------------------
                                            For                        Withheld
                                            ----                       --------
Fred H. Langhammer                          11,108,829                 369,712
Christian H. Strenger                       11,171,903                 306,638
Werner Walbrol                              11,182,445                 296,096



2. To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2005.

                                                         Number of Votes
                                                   --------------------------
                                            For           Against    Abstain
                                            ---           -------    --------
                                            11,257,805    156,985    63,752